Exhibit 10.8

LOAN NUMBER	LOAN NAME	ACCT. NUMBER	AGREEMENT DATE	INITIALS
452011-60	GIPVA 2510 Walmer Ave, LLC		09/30/19	DB

NOTE AMOUNT	INDEX (w/Margin)	RATE	MATURITY DATE	LOAN PURPOSE
$8,260,000.00	Not Applicable	4.250%	09/30/24	Commercial
Creditor Use Only

COMMERCIAL LOAN AGREEMENT

Single Advance Loan

DATE AND PARTIES. The date of this Commercial Loan Agreement (Agreement) is September 30, 2019. The parties and their addresses are as follows:

LENDER:

NEWPORT NEWS SHIPBUILDING EMPLOYEES’ CREDIT UNION, INC.

d/b/a BayPort Credit Union

One BayPort Way

Suite 350

Newport News, VA 23606

BORROWER:

GIPVA 2510 WALMER AVE, LLC

a Delaware Limited Liability Company

401 E. Jackson Street, Ste. 3300

Tampa, FL 33602

1. DEFINITIONS. For the purposes of this Agreement, the following terms have the following meanings

A. Accounting Terms. In this Agreement, any accounting terms that are not specifically defined will have their customary meanings under generally accepted accounting principles.

B. Insiders. Insiders include those defined as insiders by the United States Bankruptcy Code, as amended; or to the extent left undefined, include without limitation any officer, employee, stockholder or member, director, partner, or any immediate family member of any of the foregoing, or any person or entity which, directly or indirectly, controls, is controlled by or is under common control with me.

C. Loan. Loan refers to this transaction generally including obligations and duties arising from the terms of all documents prepared or submitted for this transaction.

D. Loan Documents. Loan Documents refer to all the documents executed as a part of or in connection with the Loan.

E. Pronouns. The pronouns “I”, “me” and “my” refer to every Borrower signing this Agreement and each other person or legal entity (including guarantors, endorsers, and sureties) who agrees to pay this Agreement. “You” and “your” refers to the Loan’s lender, any participants or syndicators, successors and assigns, or any person or company that acquires an interest in the Loan

F. Property. Property is any property, real, personal or intangible, that secures my performance of the obligations of this Loan.

2. SINGLE ADVANCE. In accordance with the terms of this Agreement and other Loan Documents, you will provide me with a term note in the amount of $8,260,000.00 (Principal). I will receive the funds from this Loan in one advance. No additional advances are contemplated, except those made to protect and preserve your interests as provided in this Agreement or other Loan Documents.

3. MATURITY DATE. I agree to fully repay the Loan by September 30, 2024.

4. WARRANTIES AND REPRESENTATIONS. I make to you the following warranties and representations which will continue as long as this Loan is in effect, except when this Agreement provides otherwise.

A. Power. I am duly organized, and validly existing and in good standing in all jurisdictions in which I operate. I have the power and authority to enter into this transaction and to carry on my business or activity as it is now being conducted and as applicable, am qualified to do so in each jurisdiction in which I operate.

B. Authority. The execution, delivery and performance of this Loan and the obligation evidenced by the Note are within my powers, have been duly authorized, have received all necessary governmental approval, will not violate any provision of law, or order of court or governmental agency, and will not violate any agreement to which I am a party or to which I am or any of my property is subject.

C. Name and Place of Business. Other than previously disclosed in writing to you I have not changed my name or principal place of business within the last 10 years and have not used any other trade or fictitious name. Without your prior written consent, I do not and will not use any other name and will preserve my existing name, trade names and franchises.

D. Hazardous Substances. Except as I previously disclosed in writing and you acknowledge in writing, no Hazardous Substance, underground tanks, private dumps or open wells are currently located at, on, in, under or about the Property.

E. Use of Property. After diligent inquiry, I do not know or have reason to know that any Hazardous Substance has been discharged, leached or disposed of, in violation of any Environmental Law, from the property onto, over or into any other property, or from any other property onto, over or into the property.

F. Environmental Laws. I have no knowledge or reason to believe that there is any pending or threatened investigation, claim, judgment or order, violation, lien, or other notice under any Environmental Law that concerns me or the property. The property and any activities on the property are in full compliance with all Environmental Law.

G. Loan Purpose. This is a business-purpose loan transaction.

GIPVA 2510 Walmer Ave, LLC
Virginia Commercial Loan Agreement		initial
VA/43 HEI ERMA00000000002104039N	Wolters Kluwer Financial Services 1996, 2019 Bankers Systems”’	Page 1

H. No Other Liens. I own or lease all property that I need to conduct my business and activities. I have good and marketable title to all property that I own or lease. All of my Property is free and clear of all liens, security interests, encumbrances and other adverse claims and interests, except those to you or those you consent to in writing.

I. Compliance With Laws. I am not violating any laws, regulations, rules, orders, judgments or decrees applicable to me or my property, except for those which I am challenging in good faith through proper proceedings after providing adequate reserves to fully pay the claim and its challenge should I lose.

5. FINANCIAL STATEMENTS. I will prepare and maintain my financial records using consistently applied generally accepted accounting principles then in effect. I will provide you with financial information in a form that you accept and under the following terms.

A. Certification. I represent and warrant that any financial statements that I provide you fairly represents my financial condition for the stated periods, is current, complete, true and accurate in all material respects, includes all of my direct or contingent liabilities and there has been no material adverse change in my financial condition, operations or business since the date the financial information was prepared.

B. Frequency. If requested, I will provide to you on an annual basis my financial statements, tax returns, annual internal audit reports or those prepared by independent accountants as soon as available or at least within 120 days after the close of each of my fiscal years. Any annual financial statements that I provide you will be prepared statements.

C. Rent Roll and Vacancy Analysis Report. If requested, I will provide you with an annual report concerning my rental real estate property, listing for each month: .1 current tenants, the square footage each tenant rented, the rent each paid and each lease’s expiration date as well as the square footage that remained vacant.

D. Requested Information. I will provide you with any other information about my operations financial affairs and condition within 10 days after your request.

E. Additional Financial Statements Terms. BAYPORT CREDIT UNION WILL RESERVE THE RIGHT TO ASK FOR FINANCIAL INFORMATION AT ANY TIME, IN ORDER TO INSURE THE STABILITY OF THE OUTSTANDING CREDIT FACILITY.

6. COVENANTS. Until the Loan and all related debts, liabilities and obligations are paid and discharged, I will comply with the following terms, unless you waive compliance in writing.

A. Participation. I consent to you participating or syndicating the Loan and sharing any information that you decide is necessary about me and the Loan with the other participants or syndicators.

B. Inspection. Following your written request, I will immediately pay for all one-time and recurring out-of-pocket costs that are related to the inspection of my records, business or Property that secures the Loan. Upon reasonable notice, I will permit you or your agents to enter any of my premises and any location where my Property is located during regular business hours to do the following.

(1) You may inspect, audit, check, review and obtain copies from my books, records, journals, orders, receipts, and any correspondence and other business related data.

(2) You may discuss my affairs, finances and business with any one who provides you with evidence that they are a creditor of mine, the sufficiency of which will be subject to your sole discretion.

(3) You may inspect my Property, audit for the use and disposition of the Property’s proceeds and proceeds of proceeds; or do whatever you decide is necessary to preserve and protect the Property and your interest in the Property.

After prior notice to me, you may discuss my financial condition and business operations with my independent accountants, if any, or my chief financial officer and I may be present during these discussions. As long as the Loan is outstanding, I will direct all of my accountants and auditors to permit you to examine my records in their possession and to make copies of these records. You will use your best efforts to maintain the confidentiality of the information you or your agents obtain, except you may provide your regulator, if any, with required information about my financial condition, operation and business or that of my parent, subsidiaries or affiliates.

C. Business Requirements. I will preserve and maintain my present existence and good standing in the jurisdiction where I am organized and all of my rights, privileges and franchises. I will do all that is needed or required to continue my business or activities as presently conducted, by obtaining licenses, permits and bonds everywhere I engage in business or activities or own, lease or locate my property. I will obtain your prior written consent before I cease my business or before I engage in any new line of business that is materially different from my present business.

D Compliance with Laws. I will not violate any laws, regulations, rules, orders, judgments or decrees applicable to me or my Property, except for those which I challenge in good faith through proper proceedings after providing adequate reserves to fully pay the claim and its appeal should I lose. Laws include without limitation the Federal Fair Labor Standards Act requirements for producing goods, the federal Employee Retirement Income Security Act of 1974’s requirements for the establishment, funding and management of qualified deferred compensation plans for employees, health and safety laws, environmental laws, tax laws, licensing and permit laws. On your request, I will provide you with written evidence that I have fully and timely paid my taxes, assessments and other governmental charges levied or imposed on me, my income or profits and my property. Taxes include without limitation sales taxes, use taxes, personal property taxes, documentary stamp taxes, recordation taxes, franchise taxes, income taxes, withholding taxes, FICA taxes and unemployment taxes. I will adequately provide for the payment of these taxes, assessments and other charges that have accrued but are not yet due and payable.

E. New Organizations. I will obtain your written consent before organizing, merging into, or consolidating with an entity; acquiring all or substantially all the assets of another; materially changing the legal structure, management, ownership or financial condition; or effecting or entering into a domestication, conversion or interest exchange.

F. Other Liabilities. I will not incur, assume or permit any debt evidenced by notes, bonds or similar obligations, except: debt in existence on the date of this Agreement and fully disclosed to you; debt subordinated in payment to you on conditions and terms acceptable to you; accounts payable incurred in the ordinary course of my business and paid under customary trade terms or contested in good faith with reserves satisfactory to you.

G. Notice to You. I will promptly notify you of any material change in my financial condition, of the occurrence of a default under the terms of this Agreement or any other Loan Document, or a default by me under any agreement between me and any third party which materially and adversely affects my property, operations, financial condition or business.

H. Dispose of No Assets. Without your prior written consent or as the Loan Documents permit, I will not sell, lease, assign, transfer, dispose of or otherwise distribute all or substantially all of my assets to any person other than in the ordinary course of business for the assets’ depreciated book value or more.

I. Insurance. I will obtain and maintain insurance with insurers, in amounts and coverages that are acceptable to you and customary with industry practice.

This may include without limitation insurance policies for public liability, fire, hazard and extended risk, workers compensation, and, at your request, business interruption and/or rent loss insurance. At your request, I will deliver to you certified copies of all of these insurance policies, binders or certificates. I will obtain and maintain a mortgagee clause (or lender loss payable clause) endorsement—naming you as the loss payee. If you require, I will also obtain an            “additional insured” endorsement—naming you as an additional insured. I will immediately notify you of cancellation or termination of insurance             will require all insurance policies to provide you with at least 10 days prior written notice to you of cancellation or modification. I consent to you using or disclosing information relative to any contract of insurance required by the                     for the purpose of replacing this insurance. I also authorize my insurer and you toexchange all relevant information related to any contract of insurance required by any document executed as part of this Loan.

GIPVA 2510 Walmer Ave, LLC
Virginia Commercial Loan Agreement		Initial
VA/4S HEIERMA00000000002104039N	Wolters Kluwer Financial Services ‘1996, 2019 Bankers Systems’.	Page 2

J. Property Maintenance. I will keep all tangible and intangible property that I consider necessary or useful in my business in good working condition by making all needed repairs, replacements and improvements and by making all rental, lease or other payments due on this property.

K. Property Loss. I will immediately notify you, and the insurance company when appropriate, of any material casualty, loss or depreciation to the Property or to my other property that affects my business.

L. Additional Taxes. I will pay all filing and recording costs and fees, including any recordation, documentary or transfer taxes or stamps, that are required to be paid with respect to this Loan and any Loan Documents.

M. Additional Covenants. I/We HEREBY AGREE AND WARRANT THAT the Property shall maintain a Debt Service Coverage Ratio (the “Project DSCR”) of at least 1.25:1.00. Generation Income Properties, L.P. shall, with respect to the Property and, if and when acquired through a wholly owned subsidiary, the property known according to the present street numbering system as 130 Corporate Bvd, Norfolk, Virginia (the “Corporate Blvd. Property”), maintain a Debt Service Coverage Ratio (the “Norfolk Properties DSCR”) of at least 1.25:1.00 and with respect to all properties in the portfolio, a Debt Service Coverage Ratio (the “Portfolio DSCR”) of 1.00:1.00. The Project DSCR, the Norfolk Properties DSCR and the Portfolio DSCR shall be calculated as provided in the Loan Documents and tested on trailing 12 months based on the Borrower’s and Generation Income Properties, L F ‘s annual tax information return, as applicable. Project DSCR shall be calculated by dividing the sum of Net Income plus depreciation, amortization and interest expense by debt service on the Loan. Norfolk Properties DSCR shall be calculated by dividing the sum of Net Income of the Property and the Corporate Blvd. Property (taking into account debt service on the loan on the Corporate Blvd. Property) plus depreciation, amortization and interest expense by debt service on the Loan. DSCR shall be calculated by dividing the sum of Net Income of Generation Income Properties, L.P. (taking into account debt service on loans on all portfolio properties other than the Project) plus depreciation, amortization and interest expense by debt service on the Loan.

I/WE HEREBY AGREE AND WARRANT THAT AN ACTIVE DEPOSIT ACCOUNT RELATIONSHIP WILL BE ESTABLISHED WITH LENDER AND MAINTAINED DURING THE TERM OF THIS LOAN. THIS WILL INCLUDE A MEMBERSHIP ACCOUNT AND A CHECKING ACCOUNT. ALL MONTHLY LOAN PAYMENTS WILL AUTOMATICALLY BE DEDUCTED FROM THE DEPOSIT ACCOUNT.

7. DEFAULT. I will be in default if any of the following events (known separately and collectively as an Event of Default) occur:

A. Payments. I fail to make a payment in full when due.

B. Insolvency or Bankruptcy. The death, dissolution or insolvency of, appointment of a receiver by or on behalf of, application of any debtor relief law, the assignment for the benefit of creditors by or on behalf of, the voluntary or involuntary termination of existence by, or the commencement of any proceeding under any present or future federal or state insolvency, bankruptcy, reorganization, composition or debtor relief law by or against me or any co-signer, endorser, surety or guarantor of this Agreement or any other obligations I have with you.

C. Business Termination. I merge dissolve, reorganize, end my business or existence, or a partner or majority owner dies or is declared legally incompetent.

D. Failure to Perform. I fail to perform any condition or to keep any promise or covenant of this Agreement.

E. Other Documents. A default occurs under the terms of any other Loan Document.

F. Other Agreements. I am in default on any other debt or agreement I have with you.

G. Misrepresentation. I make any verbal or written statement or provide any financial information that is untrue, inaccurate, or conceals a material fact at the time it is made or provided.

H. Judgment. I fail to satisfy or appeal any judgment against me.

I. Forfeiture. The Property is used in a manner or for a purpose that threatens confiscation by a legal authority.

J. Name Change. I change my name or assume an additional name without notifying you before making such a change.

K. Property Transfer. I transfer all or a substantial part of my money or property.

L. Property Value. You determine in good faith that the value of the Property has declined or is impaired.

M. Material Change. Without first notifying you, there is a material change in my business, including ownership, management, and financial conditions.

N. Insecurity. You determine in good faith that a material adverse change has occurred in my financial condition from the conditions set forth in my most recent financial statement before the date of this Agreement or that the prospect for payment or performance of the Loan is impaired for any reason.

8. REMEDIES. After I default, you may at your option do any one or more of the following.

A. Acceleration. You may make all or any part of the amount owing by the terms of the Loan immediately due. If I a-vi a debtor in a bankruptcy petition or in an application filed under section 5(a)(3) of the Securities Investor Protection Act, the Loan is automatically accelerated and immediately due and payable without notice or demand upon filing of the petition or application.

B. Sources. You may use any and all remedies you have under state or federal law or in any Loan Document.

C. Insurance Benefits. You may make a claim for any and all insurance benefits or refunds that may be available on my default.

D. Payments Made On My Behalf. Amounts advanced on my behalf will be immediately due and may be added to the balance owing under the terms of the Loan, and accrue interest at the highest post-maturity interest rate.

E. Set-Off. You may use the right of set-off. This means you may set-off any amount due and payable under the terms of the Loan against any right I have to receive money from you.

My right to receive money from you includes any deposit or share account balance I have with you; any money owed to me on an item presented to you or in your possession for collection or exchange; and any repurchase agreement or other non-deposit obligation “Any amount due and payable under the terms of the Loan” means the total amount to which you are entitled to demand payment under the terms of the Loan at the time you set-off.

Subject to any other written contract, if my right to receive money from you is also owned by someone who has not agreed to pay the Loan, your right of set-off will apply to my interest in the obligation and to any other amounts I could withdraw on my sole request or endorsement.

In addition, you may also have rights under a “statutory lien”. A “statutory lien” means your right under state or federal law to establish a right in, or claim to, my shares and dividends to the extent of any outstanding financial obligations that I have with you. If you have a statutory lien, you may without further notice, impress and enforce the statutory lien on my shares and dividends to the extent of any sums due and payable under the terms of the Loan that I fail to satisfy.

Your set-off and statutory lien rights do not apply to an account or other obligation where my rights arise only in a representative capacity. They also do not apply to any Individual Retirement Account or other tax-deferred retirement account.

You will not be liable for the dishonor of any check or share draft when the dishonor occurs because you set-off against any of my accounts, or exercised your statutory lien rights. I agree to hold you harmless from any such claims arising as a result of your exercise of your right of set-off or statutory lien rights.

GIPVA 2510 Weimer Ave, LLC
Virginia Commercial Loan Agreement
VA/4SHEIERMA00000000002104039N	Wolters Kluwer Financial Services 1996, 2019 Bankers Systems’	Page 3

F. Waiver. Except as otherwise required by law, by choosing any one or more of these remedies you do not give up your right to use any other remedy. You do not waive a default if you choose not to use a remedy. By electing not to use any remedy, you do not waive your right to later consider the event a default and to use any remedies if the default continues or occurs again.

9. COLLECTION EXPENSES AND ATTORNEYS’ FEES. On or after the occurrence of an Event of Default, to the extent permitted by law, I agree to pay all expenses of collection, enforcement or protection of your rights and remedies under this Agreement or any other Loan Document. Expenses include (unless prohibited by law) reasonable attorneys’ fees, court costs, and other legal expenses. These expenses are due and payable immediately. If not paid immediately, these expenses will bear interest from the date of payment until paid in full at the highest interest rate in effect as provided for in the terms of this Loan. All fees and expenses will be secured by the Property I have granted to you, if any. In addition, to the extent permitted by the United States Bankruptcy Code, I agree to pay the reasonable attorneys’ fees incurred by you to protect your rights and interests in connection with any bankruptcy proceedings initiated by or against me.

10. APPLICABLE LAW. This Agreement is governed by the laws of Virginia, the United States of America, and to the extent required, by the laws of the jurisdiction where the Property is located, except to the extent such state laws are preempted by federal law.

11. JOINT AND SEVERAL LIABILITY AND SUCCESSORS. My obligation to pay the Loan is independent of the obligation of any other person who has also agreed to pay it. You may sue me alone, or anyone else who is obligated on the Loan, or any number of us together, to collect the Loan. Extending the Loan or new obligations under the Loan, will not affect my duty under the Loan and I will still be obligated to pay the Loan. You may assign all or part of your rights or duties under this Agreement or the Loan Documents without my consent. If you assign this Agreement, all of my covenants, agreements, representations and warranties contained in this Agreement or the Loan Documents will benefit your successors and assigns. I may not assign this Agreement or any of my rights under it without your prior written consent. The duties of the Loan will bind my successors and assigns.

12. AMENDMENT, INTEGRATION AND SEVERABILITY. This Agreement may not be amended or modified by oral agreement. No amendment or modification of this Agreement is effective unless made in writing. This Agreement and the other Loan Documents are the complete and final expression of the understanding between you and me. If any provision of this Agreement is unenforceable, then the unenforceable provision will be severed and the remaining provisions will still be enforceable.

13. INTERPRETATION. Whenever used, the singular includes the plural and the plural includes the singular. The section headings are for convenience only and are not to be used to interpret or define the terms of this Agreement.

14. NOTICE, FINANCIAL REPORTS AND ADDITIONAL DOCUMENTS. Unless otherwise required by law, any notice will be given by delivering it or mailing it by first class mail to the appropriate party’s address listed in the DATE AND PARTIES section, or to any other address designated in writing. Notice to one Borrower will be deemed to be notice to all Borrowers. I will inform you in writing of any change in my name, address or other application information. I will provide you any correct and complete financial statements or other information you request. I agree to sign, deliver, and file any additional documents or certifications that you may consider necessary to perfect, continue, and preserve my obligations under this Loan and to confirm your lien status on any Property. Time is of the essence.

15. AGREEMENT TO ARBITRATE. You or I may submit to binding arbitration any dispute, claim or other matter in question between or among you and me that arises out of or relates to this Transaction (Dispute). except as otherwise indicated in this section or as you and I agree to in writing. For purposes of this section, this Transaction includes this Agreement and the other Loan Documents, and proposed loans or extensions of credit that relate to this Agreement. You or I will not arbitrate any Dispute within any “core proceedings” under the United States bankruptcy laws.

You and I must consent to arbitrate any Dispute concerning a debt secured by real estate at the time of the proposed arbitration. You may foreclose or exercise any powers of sale against real property securing a debt underlying any Dispute before, during or after any arbitration. You may also enforce a debt secured by this real property and underlying the Dispute before, during or after any arbitration.

You or I may, whether or not any arbitration has begun, pursue any self-help or similar remedies, including taking property or exercising other rights under the law; seek attachment, garnishment, receivership or other provisional remedies from a court having jurisdiction to preserve the rights of or to prevent irreparable injury to you or me; or foreclose against any property by any method or take legal action to recover any property. Foreclosing or exercising a power of sale, beginning and continuing a judicial action or pursuing self-help remedies will not constitute a waiver of the right to compel arbitration.

The arbitrator will determine whether a Dispute is arbitrable. A single arbitrator will resolve any Dispute, whether individual or joint in nature, or whether based on contract, tort, or any other matter at law or in equity. The arbitrator may consolidate any Dispute with any related disputes, claims or other matters in question not arising out of this Transaction. Any court having jurisdiction may enter a judgment or decree on the arbitrator’s award. The judgment or decree will be enforced as any other judgment or decree.

You and I acknowledge that the agreements, transactions or the relationships which result from the agreements or transactions between and among you and me involve interstate commerce. The United States Arbitration Act will govern the interpretation and enforcement of this section.

The American Arbitration Association’s Commercial Arbitration Rules, in effect on the date of this Agreement, will govern the selection of the arbitrator and the arbitration process, unless otherwise agreed to in this Agreement or another writing.

16. WAIVER OF TRIAL FOR ARBITRATION. You and I understand that the parties have the right or opportunity to litigate any Dispute through a trial by judge or jury, but that the parties prefer to resolve Disputes through arbitration instead of litigation. If any Dispute is arbitrated, you and I voluntarily and knowingly waive the right to have a trial by jury or judge during the arbitration.

17. WAIVER OF JURY TRIAL. If the parties do not opt for arbitration, then all of the parties to this Agreement knowingly and intentionally, irrevocably and unconditionally, waive any and all right to a trial by jury in any litigation arising out of or concerning this Agreement or any other Loan Document or related obligation. All of these parties acknowledge that this section has either been brought to the attention of each party’s legal counsel or that each party had the opportunity to do so.

18. SIGNATURES. By signing under seal, I agree to the terms contained in this Agreement. I also acknowledge receipt of a copy of this Agreement.

GIPVA 2510 Weimer Ave, LLC
Virginia Commercial Loan Agreement
VA/4SHEIERMA00000000002104039N	Wolters Kluwer Financial Services ‘1996, 2019 Bankers System

BORROWER:

GIPVA 2510 Weimer Ave, LLC

By Generation Income Properties, L.P., Sole Member

By Generation Income Properties, Inc., General Partner

By
David Sobelman, President

LENDER:

Newport News Shipbuilding Employees’ Credit Union, Inc.

GIPVA 2510 Weimer Ave, LLC
Virginia Commercial Loan Agreement
VA/4SHEIERMA00000000002104039N	Wolters Kluwer Financial Services:996, 2019 Bankers Systems TM